EXHIBIT 99.1

NEWS RELEASE

For Release: Friday, August 17, 2012, 8:00am Central	Contact: James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS ACQUIRES
VENTURE® CATHETER FROM ST. JUDE MEDICAL

-	Clinical niche solution for guidewire directional control in challenging coronary and peripheral interventions, with over seven years of clinical use
-	Transition of remaining limited inventory for sale occurs immediately, with worldwide commercial re-launch expected upon completion of manufacturing transition in Q2 2013
-	Deal expected to be neutral to Vascular Solutions’ EPS in 2012, modestly accretive beginning in 2013

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today announced that it has acquired the Venture wire control catheter, a deflectable-tip catheter used to provide guidewire directional control in challenging coronary and peripheral interventional procedures, from St. Jude Medical, Inc.

The Venture catheter’s deflectable atraumatic distal tip can be angled up to 90 degrees, providing physicians with control and precision while navigating complex turns in the vessel and lending back-up support when crossing tight lesions.  The Venture catheter is currently sold in U.S. and international markets in three versions – over-the-wire, rapid-exchange and coronary sinus – all of which are 6 French-compatible and directionally control a standard 0.014-inch guidewire during difficult interventions.

Vascular Solutions has acquired all of the remaining finished goods inventory of the Venture catheter for immediate transition of existing sales, and has acquired the manufacturing equipment to begin the process of restarting and qualifying production in Vascular Solutions’ existing manufacturing facility.  Vascular Solutions expects to complete the manufacturing qualification during the second quarter of 2013, at which time it plans to re-launch the device on a worldwide basis.

The total purchase price is $3 million, consisting of an up-front payment of $2.25 million and an additional payment of $750,000 upon successful qualification of the transitioned manufacturing processes. The purchase price is being financed with cash on hand. The deal is expected to be neutral to Vascular Solutions’ earnings this year. Beginning in 2013, Vascular Solutions expects the addition of the Venture catheter to be modestly accretive on an earnings per share basis.

“We are pleased that we were able to work successfully with St. Jude Medical to keep this important clinical tool on the market and available to the physicians who use the Venture catheter infrequently, but in some of their most challenging procedures,” said Howard Root, Chief Executive Officer of Vascular Solutions.  “While the Venture catheter is an established product, the remaining finished goods inventory being transferred to us is extremely limited, which will only allow very limited sales until we have established manufacturing in-house and can perform a complete commercial re-launch in 2013.”

“This acquisition of the Venture catheter is consistent with our strategy of pursuing tuck-in acquisitions that leverage our existing distribution network and established call points, and it fits very well with our continuing commitment to offering clinical solutions in complex interventions, such as we have done with our internally-developed GuideLiner® and SuperCross™ catheters,” Mr. Root added.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 60 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists, electrophysiologists, and vein specialists through its direct U.S. sales force and international independent distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.

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